Exhibit 5.1

SciSparc Ltd.
20 Raul Wallenberg Street, Tower A
Tel Aviv 6971916
Israel

May 16, 2023

Re: SciSparc Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to SciSparc Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the At-The-Market Issuance Sales Agreement, dated as of May 16, 2023 (the “Sales Agreement”), entered into by and between the Company and Aegis Capital Corp (the “Agent”) pursuant to which the Company has agreed to offer and sell ordinary shares, no par value, of the Company (“Ordinary Shares”), having an aggregate offering price of up to $1,729,964 (the “ATM Shares”). The ATM Shares will be issued pursuant to the registration statement on Form F-3 (the “Registration Statement”) and the prospectus included therein filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2023 under the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus supplement filed or to be filed with the SEC under the Securities Act covering the ATM Shares.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) minutes of a meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

Based upon and subject to the foregoing, we are of the opinion that with respect to the ATM Shares, assuming that prior to the issuance of any of ATM Shares under the Sales Agreement, the price, number of ATM Shares and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law (for purposes of this paragraph 5, the “Authorizing Resolutions”), all corporate proceedings necessary for the authorization, issuance and delivery of the ATM Shares shall have been taken and, upon issuance pursuant to the terms of the Sales Agreement and in accordance with resolutions of the Board related to the offering of the ATM Shares, the ATM Shares will be validly issued, fully paid and non-assessable.

We have further assumed that, with respect to our opinion as to the ATM Shares at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit on a Report of Foreign Private Issuer on Form 6-K by the Company and to the reference to our firm appearing under the caption “Legal Matters” and, if applicable, “Enforcement of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Law Offices
Meitar Law Offices